Exhibit 3.4

AGREEMENT OF LIMITED PARTNERSHIP

OF

URS Fox US LP

A Delaware Limited Partnership

AGREEMENT OF LIMITED PARTNERSHIP

OF

URS Fox US LP

This AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of February 29, 2012, is entered into and executed by URS Canada Support 2 ULC, a Canada Unlimited Liability Corporation, as General Partner, and URS Canada Support 1 ULC, a Canada Unlimited Liability Corporation, as Organizational Limited Partner.

SECTION 1. Definitions.

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

(a) “Authorized Representative” means any individual authorized by the General Partner to act on behalf of the Partnership, in accordance with Section 5 of this Agreement.

(b) “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.6, as amended or restated from time to time.

(c) “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

(d) “General Partner” means URS Canada Support 2 ULC, a Canada unlimited liability company.

(e) “Limited Partner” means the Organizational Limited Partner and any other limited partner admitted to the Partnership from time to time.

(f) “Organizational Limited Partner” means URS Canada Support 1 ULC, a Canada unlimited liability company.

(g) “Partner” and “Partners” means the General Partner or any Limited Partner separately and collectively as appropriate.

(h) “Partners’ Initial Capital Contribution” means the initial capital injection provided by the Partners in proporation to their Partnership Interest.

(i) “Partnership” means URS Fox US LP, a Delaware limited partnership.

(j) “Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

SECTION 2. Organizational Matters.

(a) Formation & Dissolution. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Organizational Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

(b) Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “URS Fox US LP”.

(c) Principal Office; Registered Office.

(i)

The principal office of the Partnership shall be at 600 Montgomery Street, 26th Floor, San Francisco, California, 94111-2718, or such other place as the General Partner may from time to time designate.

(ii)	The address of the Partnership’s registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

(d) Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner (the “Term”).

(e) Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

(f) Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.1% Percentage Interest and the Organizational Limited Partner shall have a 99.9% Percentage Interest.

(g) Partners’ Initial Capital Contribution. As an initial partnership capital contribution the partners will collectively invest $10,000 in proportion to their Partnership Interest so that the General Partner shall contribute $10 and the Organizational Limited Partner shall contribute $9,990.

SECTION 3. Purpose.

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

SECTION 4. Profit Allocations & Distributions.

(a) Profit & Loss Allocation. Profits and losses shall be allocated to the partners in proportion to their Partnership Interests.

(b) Capital Account. The initial capital accounts of the Partners shall be as determined by the General Partner. The Partnership shall adjust the Partners’ capital accounts by (i) crediting net profits of the Partnership from time to time and (ii) debiting distributions and net losses. Except as may be required by law, at no time during the Term, or upon the dissolution or liquidation thereof, shall any Partner have any obligation to the Partnership or any other Partner to restore any negative balance in its capital account.

(c) Distributions. From time to time the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

SECTION 5. Management and Operation of Business.

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

As of the date of this Agreement, the General Partner hereby appoints H. Thomas Hicks, Judy L. Rodgers, Randolph J. Hill and Jeanne C. Baughman to act as Authorized Representatives of the Partnership. Such Authorized Representatives are hereby authorized to execute and deliver any and all documents of any character or description, which said Authorized Representative may deem necessary or advisable to execute on behalf of the Partnership.

SECTION 6. Standard of Care; Indemnification.

6.1 Standard of Care.

(a) Any Authorized Representative or employee serving on behalf of the Partnership in the performance of his or her duties, is entitled to rely in good faith on information, opinions, reports or statements presented to the Partnership by any of its Partners or employees, or by any other person, as to matters the Authorized Representative or employee of the Company reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

(b) Each Authorized Representative will perform his or her duties as Authorized Representative in good faith, in a manner he or she reasonably believes to be in the best interests of the Partnership, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

(c) An Authorized Representative cannot be found to have violated Section 6.1(b) unless it is proved, by clear and convincing evidence, in an action brought against the Authorized Representative, that he or she has not met the standard of Section 6.1(b).

(d) An Authorized Representative is liable in damages for any action that he or she takes or fails to take as an Authorized Representative only if it is proved by clear and convincing evidence, that his or her action or failure to act involved (i) an act or omission undertaken with deliberate intent to cause injury to the Partnership or undertaken with reckless disregard for the best interests of the Partnership, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law, or (iii) any transaction from which the Authorized Representative derived an improper personal benefit.

6.2 Right to Indemnity. If any Authorized Representative serving on behalf of the Partnership (an “Indemnitee”) was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Partnership, the Partnership shall indemnify the Indemnitee against all losses, costs and expenses, including judgments and amounts paid in settlement and attorney’s fees actually and reasonably incurred by the Indemnitee in connection with the action, suit, proceeding or investigation, so long as the Indemnitee has performed his, her or its duties in good faith, in a manner he, she or it reasonably believes to be in the best interests of the Partnership, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner she, he, or it reasonably believed to be in the best interests of the Partnership and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful.

6.3 Partner Determination. Unless indemnification is ordered by a court, the determination for purposes of Section 6.2 whether an Indemnitee met the standard set forth in this Agreement shall be made in the specific case by the Partners.

6.4 Advancement of Expenses. Expenses, including attorneys’ fees, incurred by any Indemnitee in defending any action, suit, proceeding or investigation shall be paid by the Partnership as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon the terms and conditions as the Partners shall determine. Reasonable expenses, including court costs and attorney’s fees, of the type referred to above in this Section 6.4 incurred by an employee or agent of the Partnership who is not also an Authorized Representative of the Partnership may be so paid in the discretion of the Partners upon such terms and conditions, if any, as the Partners deem appropriate.

6.5 Other Rights to Indemnity or Reimbursement; Survival. Notwithstanding the foregoing, indemnification under this Article 6 shall be provided only with respect to losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Partnership. Any indemnification pursuant to this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity or as to action in another capacity while holding such position or while employed by or acting as agent for the Partnership, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Partnership and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

6.6 Indemnification of Employees and Agents. The Partnership may indemnify any employee or agent of the Partnership serving on behalf of the Partnership upon such terms and conditions, if any, as the Partners consider appropriate.

6.7 Insurance. The Partnership may purchase and maintain insurance on behalf of any person who is or was or has agreed to become an Authorized Representative of the Partnership against any liability asserted against him or her and incurred by him or her or on his or her behalf in any capacity, or arising out of his or her status as an Authorized Representative or in another capacity, whether or not the Partnership would have the power to indemnify him against the liability under the provisions of this Agreement, so long as the insurance is available on acceptable terms as determined by the Partners.

6.8 Savings Clause. If this Article 6 or any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Partnership, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

SECTION 7. Rights and Obligations of Limited Partner.

The Limited Partner shall have no liability under this Agreement except as provided under any non-waivable provision of the Delaware Act.

SECTION 8. Taxes.

(a) Tax Returns. The General Partner shall cause to be prepared and timely filed (on behalf of the Partnership) all federal, state, provincial and local tax and/or informational returns required to be filed by the Partnership in any duly constituted tax jurisdiction, including making all elections on such returns. The Partnership shall bear the costs of the preparation and filing of its returns.

(b) Tax Characterization. The Partnership and the Partners acknowledge that, for US federal income tax purposes, the Partnership will be treated as a corporation pursuant to Treasury Regulation §301.7701-3.

SECTION 9. Dissolution and Liquidation.

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2(b).

SECTION 10. Amendment of Partnership Agreement.

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

SECTION 11. General Provisions.

(a) Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2(c).

(b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(c) Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(d) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

(e) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of the date first set forth above.

GENERAL PARTNER: URS Canada Support 2 ULC

By:	/s/ Jeanne C. Baughman
Name:	Jeanne C. Baughman
Title:	Secretary

LIMITED PARTNER: URS Canada Support 1 ULC

By:	/s/ Jeanne C. Baughman
Name:	Jeanne C. Baughman
Title:	Secretary

(Signature Page to Initial LP Agreement)